Exhibit 10.1(a)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

VARIETAL DISTRIBUTION HOLDINGS, LLC,

VARIETAL DISTRIBUTION MERGER SUB, INC.,

and

CDRV INVESTORS, INC.

Dated as of May 2, 2007

ARTICLE I

THE MERGER; CONVERSION OF SHARES; CANCELLATION OF CONVERTIBLE INSTRUMENTS

1.1	The Merger	1
1.2	Merger Consideration	1
1.3	Closing; Effective Time	2
1.4	Conversion of Shares	3
1.5	Cancellation of Company Options; Restricted and Deferred Stock Units	4
1.6	Certificate of Incorporation; By-Laws	4
1.7	Directors and Officers of the Surviving Corporation	5
1.8	Dissenting Stockholders	5
1.9	Paying Agent	5
1.10	Withholding Taxes	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Corporate Status, etc	8
2.2	Capitalization	8
2.3	Conflicts, Consents	9
2.4	SEC Filings; Financial Statements; Certain Compliance Matters	10
2.5	Absence of Undisclosed Liabilities	11
2.6	Absence of Changes	12
2.7	Tax Matters	12
2.8	Litigation	12
2.9	Compliance with Laws; Permits	13
2.10	Employee Benefits	13
2.11	Labor Matters	14
2.12	Real Property; Tangible Property	15
2.13	Intellectual Property	15
2.14	Contracts	16
2.15	Insurance	18
2.16	Environmental Matters	18
2.17	Affiliate Transactions	19
2.18	Brokers	19

i

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

3.1	Company Status	19
3.2	Authorization, etc	19
3.3	No Conflicts; Consents	19
3.4	Litigation	20
3.5	Financing	20
3.6	Guarantee	21
3.7	Brokers	21
3.8	Formation of MergerCo; No Prior Activities	21
3.9	No Knowledge of Misrepresentations or Omissions	22
3.10	Certain Acquisitions	22

ARTICLE IV

COVENANTS

4.1	Conduct of the Company and its Subsidiaries	22
4.2	Satisfaction of Closing Conditions; Filings	25
4.3	Access and Information	26
4.4	Contact with Customers, Suppliers, etc	27
4.5	Publicity	27
4.6	Employee Matters	27
4.7	Transfer Taxes	28
4.8	Indemnification of Directors and Officers	28
4.9	Financing	29
4.10	Resignations	30
4.11	Exclusive Dealing	31
4.12	Financial Statements and Other Information	31
4.13	Affidavit	31

ARTICLE V

CONDITIONS TO CLOSING

5.1	Conditions to the Obligations of the Company, Parent and MergerCo	31
5.2	Conditions to the Obligation of Parent and MergerCo	32
5.3	Conditions to the Obligation of the Company	32

ARTICLE VI

NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	No Survival of Representations, Warranties and Covenants	33

ARTICLE VII

TERMINATION

7.1	Termination	33
7.2	Effect of Termination	34

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

8.1	Definition of Certain Terms; Interpretation	35
8.2	Disclosure Letter	45

ARTICLE IX

GENERAL PROVISIONS

9.1	Expenses	45
9.2	Further Actions	46
9.3	Certain Limitations	46
9.4	Notices	46
9.5	Binding Effect	48
9.6	Assignment; Successors	48
9.7	Amendment; Waivers, etc	48
9.8	Entire Agreement	48
9.9	Severability	48
9.10	Headings	49
9.11	Counterparts	49
9.12	Governing Law	49
9.13	Consent to Jurisdiction, etc	49
9.14	Waiver of Punitive and Other Damages and Jury Trial	50
9.15	Specific Performance	50

EXHIBITS

Exhibit A                Form of Guarantee

AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2007, among Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Parent”), Varietal Distribution Merger Sub, Inc., a Delaware corporation (“MergerCo”), and CDRV Investors, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein are defined in Article VIII.

R E C I T A L S:

A.            The respective Boards of Directors of Parent, MergerCo and the Company have determined that it is advisable and in the best interests of their respective stockholders for MergerCo to merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of such Merger, upon the terms and subject to the conditions set forth in this Agreement.

B.            On or prior to the date hereof, Parent, acting as the sole stockholder of MergerCo, has approved the Merger, and immediately after the entry into this Agreement, the Company will obtain the Requisite Consent of Stockholders approving the Merger, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CONVERSION OF SHARES;
CANCELLATION OF CONVERTIBLE INSTRUMENTS

1.1           The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware. The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and MergerCo shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.

1.2           Merger Consideration. The consideration to be paid by Parent and MergerCo in respect of the Merger shall be equal to the Equity Consideration.

1.3           Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article V (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as the parties may agree; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article V, (i) Parent and MergerCo will not be required to effect the Closing until the final day of the Marketing Period and (ii) the Company shall not be required to effect the Closing during the Marketing Period without at least five Business Days’ notice specified by Parent. The “Closing Date” shall be the date upon which the Closing occurs.

(b)           On the Closing Date, MergerCo and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in Section 251(c) of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State, or such later time as may be specified in the Certificate of Merger (the “Effective Time”).

(c)           Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall pay (or cause to be paid) to the Company an amount equal to the Equity Consideration plus the Closing Debt Repayment Amount, by wire transfer of immediately available funds. The Company or the Surviving Corporation shall subsequently make the following payments (based on the amounts set forth in a certificate delivered by the Company as provided in the last paragraph of this Section 1.3(c)):

(i)            at or immediately prior to the Effective Time, the Company shall pay, and/or shall cause its applicable Subsidiaries to pay, in each case, by wire transfer of immediately available funds, amounts sufficient to repay in full the Closing Debt Repayment Amount, and the Company will take and/or will cause its applicable Subsidiaries to take such other steps as may be necessary to cause the satisfaction and discharge of all obligations in respect thereof;

(ii)           at or immediately prior to the Effective Time, the Company shall pay the Transaction Expenses by wire transfer of immediately available funds; and

(iii)          at or immediately after the Effective Time, the Surviving Corporation shall pay to the Paying Agent the Equity Consideration (less the amounts payable pursuant to Section 1.5).

In order to facilitate the payments contemplated by this Section 1.3(c), Section 1.5 and Section 1.9(b), the Company will deliver to Parent and to MergerCo not less than two Business Days prior to the anticipated Closing Date a statement, certified by the chief financial officer of the Company, that will set forth:  (1) the Equity Consideration, (2) the Closing Debt Repayment Amount, (3) the Transaction Expenses, (4) the aggregate Option Cancellation Payments payable to the holders of Company Options pursuant to Section 1.5(a) and the aggregate amount payable to the holders of RSUs and DSUs pursuant to Section 1.5(b), (5) the Per Share Merger Consideration and (6) the estimated amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing Date. Such statement shall also set forth the wire transfer or other payment instructions with respect to the payments to be made pursuant to Sections 1.3(c)(i), 1.3(c)(ii)and 1.3(c)(iii). All of the calculations and amounts set forth in such statement shall be deemed to be conclusive and binding on the parties absent manifest error.

1.4           Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holders of any shares of Company Stock, or of the MergerCo Common Stock:

(a)           Each share of Company Stock (other than shares of Company Stock held as treasury stock, held by a Subsidiary of the Company or owned by Parent or MergerCo immediately prior to the Effective Time and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration. The issued and outstanding Company Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Stock or holder of uncertificated shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration applicable to such Company Stock (in the case of certificated shares, upon the surrender of such Certificate in the manner provided in and in accordance with Section 1.9(b)).

(b)           All shares of Company Stock that are held by the Company as treasury stock or owned by Parent or MergerCo immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no Per Share Merger Consideration shall be delivered in exchange therefor.

(c)           All shares of Company Stock that are held by a Subsidiary of the Company shall remain outstanding and no Per Share Merger Consideration shall be delivered in exchange therefor.

(d)           Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time (1,000 shares, in the aggregate) shall be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

1.5           Cancellation of Company Options; Restricted and Deferred Stock Units. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           each outstanding Company Option under the Stock Plan shall be canceled in exchange for a single lump sum cash payment, which the Surviving Corporation shall pay as soon as practicable, but in no event more than five days following the Effective Time, equal to (x) the excess, if any, of the Per Share Merger Consideration over the Exercise Price per share of such Company Option, multiplied by (y) the number of shares of Company Stock covered by such Company Option immediately prior to the Effective Time (the “Option Cancellation Payment”), it being understood that any unvested Company Options shall become fully vested in accordance with their terms as a result of the Merger; and

(b)           each outstanding restricted stock unit granted under the Stock Plan (the “RSUs”) and deferred share units granted under the Stock Plan (the “DSUs”) shall be converted into the right to receive the Per Share Merger Consideration, which the Surviving Corporation shall pay as soon as practicable, but in no event more than five days following the Effective Time, it being understood that any unvested RSUs shall become fully vested in accordance with their terms as a result of the Merger. Such RSUs and DSUs, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided in the prior sentence.

(c)           The Board of Directors of the Company (or the appropriate committee thereof) shall take any actions necessary to effectuate the foregoing provisions of this Section 1.5.

1.6           Certificate of Incorporation; By-Laws.

(a)           The certificate of incorporation of MergerCo as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

(b)           The by-laws of MergerCo as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter duly amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

1.7           Directors and Officers of the Surviving Corporation.

(a)           The directors of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

(b)           The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.8           Dissenting Stockholders.

(a)           Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Stock held by a Person (a “Dissenting Stockholder”) who has not voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 1.4, but shall, as of the Effective Time, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder’s shares of Company Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares of Company Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4.

(b)           The Company shall give Parent and MergerCo (i) prompt notice of any demands for appraisal of shares of Company Stock received by the Company, and (ii) the opportunity to participate in and, if Parent elects, control all negotiations and proceedings with respect to any such demands, and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.9           Paying Agent.

(a)           Notices to Stockholders. As promptly as practicable after the date hereof, the Company shall, or shall cause the Paying Agent to, mail to each holder of record of Company Stock on the applicable record date (i) the notices required by Section 228(e) of the DGCL in connection with having obtained the Requisite Consent of Stockholders approving the Merger, including an information statement (which shall be subject to Parent’s prior approval, such approval not to be unreasonably withheld) describing in reasonable detail the Merger and this Agreement and the transactions contemplated hereby, (ii) the notice to stockholders of their appraisal rights required under Section 262(d)(2) of the DGCL, (iii) with respect to holders of certificated shares, a letter of transmittal specifying that delivery shall be effected, and risk of loss of any Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which letter shall be in customary form and have such other provisions as the Company may reasonably specify (which shall be subject to Parent’s prior approval, such approval not to be unreasonably withheld) (the “Letter of Transmittal”), (iv) instructions for effecting the surrender of any such Certificates for payment and (v) a request for wire transfer or other payment instructions to be used in the payment of the Per Share Merger Consideration to such holder.

(b)           Letters of Transmittal; Payment. The Letter of Transmittal shall specify that in the event of a termination of this Agreement prior to the Closing, pursuant to Section 7.1 or otherwise, the Paying Agent shall return any Certificates in its possession to the holder of record. Promptly at or after the Effective Time (in the case of certificated shares, upon surrender of a Certificate to the Paying Agent together with the applicable transmittal documents, duly executed and completed in accordance with the instructions thereto), the Paying Agent shall pay the holder of such shares of Company Stock (other than the holders of Dissenting Shares) in exchange therefor (in accordance with such holder’s payment instructions) the Per Share Merger Consideration multiplied by the number of shares represented by such Certificate or held by such holder of Company Stock in uncertificated form, without any interest thereon. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, payment may be made with respect to such shares to such a transferee if all documents are presented to the Paying Agent required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid (including, in the case of certificated shares, the Certificates representing such shares).

(c)           Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates of the Company are presented to the Surviving Corporation, they shall be cancelled and the shares of Company Stock represented thereby shall be converted as provided in Section 1.4.

(d)           Unclaimed Consideration. Six months after the Effective Time, the Surviving Corporation shall cause the Paying Agent to deliver any portion of the Per Share Merger Consideration that it holds and that remains unclaimed to the Surviving Corporation. Any holder of Company Stock immediately prior to the Effective Time who has not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of any portion of the Per Share Merger Consideration that may be payable upon surrender of any Certificates or in respect of any uncertificated Company Stock such holder holds, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(e)           No Liability. None of the Company, the Surviving Corporation, Parent and their Affiliates, the Paying Agent or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Company or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall direct the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect of the shares of Company Stock represented thereby pursuant to this Agreement.

1.10         Withholding Taxes. The Paying Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration, and the Surviving Corporation shall deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to Section 1.5, any such amounts required to be deducted and withheld under the Code, or any applicable provision of U.S. federal, state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Stock or of the award in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as (i) set forth in the disclosure letter delivered to Parent and MergerCo by the Company on the date hereof (the “Disclosure Letter”) or (ii) disclosed in the SEC Filings (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) filed with the SEC prior to the date hereof, the Company represents and warrants to Parent and MergerCo as follows:

2.1           Corporate Status, etc.

(a)           Organization. Schedule 2.1(a) of the Disclosure Letter lists all of the Company’s Subsidiaries and their respective jurisdictions of organization. Each of the Company and its Subsidiaries is an entity duly incorporated or, where applicable, duly formed, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its organization, and has full corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified and, where such concept is recognized, in good standing as a foreign corporation to do business in all jurisdictions in which it is required to be so qualified and in good standing and in which the failure to be so qualified and in good standing, individually or in the aggregate, would have a Material Adverse Effect.

(b)           Authorization, etc. The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly authorized by the board of directors of the Company and will be duly authorized by the Requisite Consent of Stockholders immediately after the entry into this Agreement, which constitute all requisite corporate authorization on the part of the Company for such action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The Company has provided Parent with complete and correct copies of its certificate of incorporation and by-laws.

2.2           Capitalization.

(a)           The Company. As of the date hereof, the authorized capital stock of the Company consists of 7,000,000 shares of Company Stock, all of which have been duly authorized, of which 5,786,464.43 shares have been validly issued and are outstanding. Schedule 2.2(a) of the Disclosure Letter sets forth, as of the date hereof, all Persons owning of record any outstanding shares of Company Stock and the number of such shares owned by such Person.

(b)           Subsidiaries. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Persons listed in Schedule 2.2(b) of the Disclosure Letter free and clear of any Liens other than restrictions on transfer imposed by applicable Laws.

(c)           Convertible Instruments. As of the date hereof, the Company has granted or issued and has outstanding Company Options under the Stock Plan relating to 509,334 shares of Company Stock, RSUs relating to 24,833 shares of Company Stock and DSUs relating to 17,123.51 shares of Company Stock. All Company Options and RSUs will be vested and exercisable as of the Effective Time (unless earlier canceled or exercised in accordance with their terms).

(d)           Agreements with Respect to Company Stock, etc. Other than as set forth in the Stock Subscription Agreements, the Registration and Participation Agreement, the certificate of incorporation of the Company, or in Section 2.2(c) hereof, there are no (i) preemptive or similar rights on the part of any holders of any class of securities of the Company or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company or any of its Subsidiaries, contingently or otherwise, to issue or sell, or cause to be issued and sold, any shares of or other interest in capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries; or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company or any of its Subsidiaries.

(e)           Equity Interests. Except for the Subsidiaries, the Company does not own any capital stock of or other equity securities or interests in any other Person. The Company is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.

2.3           Conflicts, Consents.

(a)           Conflicts. The execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder (i) do not conflict with the organizational documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents referred to in Section 2.3(b) and to the accuracy of the representation and warranty of Parent and MergerCo contained in Section 3.10, do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Permit or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens other than Liens created by or resulting from the actions of Parent, MergerCo or any of their Affiliates, or (iii) violate any Law applicable to the

Company or any of its Subsidiaries, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           Consents. Except as may be required under the HSR Act and applicable Non-U.S. Antitrust Laws or as set forth in Schedule 2.3(b) of the Disclosure Letter, no Consent of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.4           SEC Filings; Financial Statements; Certain Compliance Matters.

(a)           SEC Filings. The Company and its Subsidiaries have filed with the SEC all forms, reports, schedules, declarations, statements, applications and other documents required to be filed by them since December 31, 2005 under the Securities Act or the Exchange Act (all forms, reports, schedules, declarations, statements, applications and other documents filed by them with the SEC under the Exchange Act since December 31, 2005, collectively, the “SEC Filings”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Filings. To the Knowledge of the Company, none of the SEC Filings is the subject of ongoing SEC review.

(b)           Financial Statements. The audited and unaudited financial statements of the Company (including any notes thereto) included in the SEC Filings (if amended prior to the date of this Agreement, as amended) (the “Financial Statements”), when filed, complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q and Regulation S-X under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein, which were not and are not expected to be material in amount to the Company and its Subsidiaries taken as a whole).

(c)           Certain Compliance Matters.

(i)            The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 15d-14 under the Exchange Act with respect to the SEC Filings. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(ii)           The Company’s system of “internal control over financial reporting” (as defined in Rule 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (y) that receipts and expenditures are being made only in accordance with the authorization of management of the Company and (z) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iii)          The Company’s “disclosure controls and procedures” (as defined in Rule 15d-15(e) under the Exchange Act) are reasonably designed in all material respects to ensure that (x) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)           Intercompany Indebtedness. With respect to each of the loans constituting Intercompany Indebtedness set forth in Section 2.4(d) of the Disclosure Letter, such section of the Disclosure Letter accurately sets forth the name of the lender of such loan, the name of the borrower of such loan and the outstanding principal amount of such loan as of March 31, 2007 (collectively, the “Designated Intercompany Loans”).

2.5           Absence of Undisclosed Liabilities. Except (i) as reflected or reserved against on the Company’s consolidated balance sheet for the fiscal year ended December 31, 2006, or the notes thereto, included in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2006, (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (iv) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (v) liabilities and obligations incurred at the request or with the consent of Parent, the Company and its Subsidiaries have not incurred any liabilities or obligations that would be required to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP in a manner consistent with the Financial Statements.

2.6           Absence of Changes. Since December 31, 2006, there has not been and there is not reasonably expected to be a Material Adverse Effect and, other than in connection with this Agreement and the transactions contemplated hereby, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course, in substantially the same manner in which it has been previously conducted and (b) none of the Company and its Subsidiaries has taken any action that would, after the date hereof, be prohibited or omitted to take any action that would, after the date hereof, be required, as the case may be, by clauses (a) through (n) of Section 4.1.

2.7           Tax Matters. Except as reserved against in the Financial Statements, and for matters that, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect, (a) each Tax Return required to have been filed by the Company or any of its Subsidiaries has been filed and is true and correct, (b) all Taxes of the Company and the Subsidiaries which are due and payable (whether or not shown as due and payable on any Tax Returns) have been paid or are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Financial Statements, (c) all Employment and Withholding Taxes required to be paid or withheld by or on behalf of the Company or any of its Subsidiaries have been paid or properly set aside in accounts for such purpose, (d) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company or any of its Subsidiaries is in effect as of the date hereof, (e) neither the Company nor any of its Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed and (f) as of the date hereof, there are not pending any audits, claims, examinations or other proceedings in respect of Taxes payable by the Company or any of its Subsidiaries.

2.8           Litigation. There is no (i) judicial or administrative action, claim, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, before any Governmental Entity or before any arbitrator or (ii) outstanding order, writ, judgment, injunction or decree of any Governmental Entity, that (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) question the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith.

2.9           Compliance with Laws; Permits.

(a)           Neither the Company nor any of its Subsidiaries is in, and none of the Company or any of its Subsidiaries is in receipt of any notice of any, violation of any Law, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           All of the licenses and permits issued by any Governmental Entity necessary to conduct the business of the Company and its Subsidiaries as presently conducted (collectively, the “Permits”) have been duly obtained, are held by the Company or its Subsidiaries and are in full force and effect, except where such a failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)           This Section 2.9 does not relate to tax matters, employee benefits matters or environmental matters, which are provided for in Sections 2.7, 2.10 and 2.16, respectively.

2.10         Employee Benefits.

(a)           Company Benefit Plans; Employment Agreements. Schedule 2.10(a)(i) of the Disclosure Letter lists each material Plan that is maintained or established by the Company or any of its Subsidiaries and under which any current or former officer, director or employee of the Company or any of its Subsidiaries, or the beneficiaries or dependents of any such person, is or will become eligible to participate or derive a benefit (the “Company Benefit Plans”). Schedule 2.10(a)(ii) of the Disclosure Letter lists each written employment, severance and retention agreement other than any such agreement (i) that, by its terms, may be terminated or canceled by the Company or any Subsidiary with notice of not more than the greater of 120 days and the period of notice required under applicable Law, in each case without penalty and (ii) providing for the payment of annual salary and bonus or severance payments less than $350,000 in any one case (the “Company Employment Agreements”).

(b)           Documents. With respect to each Company Benefit Plan, the Company has made available to Parent copies of the following documents, to the extent applicable:

(i) the most recent Plan document and all amendments thereto; (ii) the most recent Form 5500 filed with the IRS; (iii) the most recent summary plan description; and (iv) the most recent determination letter issued by the IRS. The Company has made available to Parent copies of the Company Employment Agreements.

(c)           Compliance; Liability. Each Company Benefit Plan has been operated and administered, and all contributions required to be made by the Company and its Subsidiaries have been made, in accordance with their terms and with applicable Law, except for any failure to do so that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened material legal action, suit or claim relating to the Company Benefit Plans (other than routine claims for benefits).

(d)           Tax Qualification. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

(e)           Title IV of ERISA. Except as set forth on Schedule 2.10(e) of the Disclosure Letter, (i) neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA or is subject to Section 302 of ERISA or Section 412 of the Code, and no event, transaction or condition exists that would result in any material liability to the Surviving Corporation or any ERISA Affiliate following the Closing, and (ii) no Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” under Section 4063 of ERISA.

(f)            Triggering Events. Except as set forth on Schedule 2.10(f) of the Disclosure Letter, neither the execution of this Agreement nor the performance of the obligations hereunder by the Company or its Subsidiaries shall by itself require a payment, or cause the accelerated vesting of a right to a payment, under any Company Benefit Plan or under any Company Employment Agreement. The performance of the obligations hereunder by the Company or its Subsidiaries will not result in any payment under any Company Benefit Plan or under any Company Employment Agreement to any employee, officer, or director of the Company or its Subsidiaries that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

2.11         Labor Matters. No labor strike, labor dispute, or concerted work stoppage is currently pending or, to the Knowledge of the Company, threatened with respect to any Employee of the Company or its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable labor Laws in connection with the employment of their Employees, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.11 of the Disclosure Letter, the Company is neither party to nor bound by any Contract or other agreement with any labor union representing its Employees or collective bargaining agreement and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such Employees.

2.12         Real Property; Tangible Property.

(a)           Schedule 2.12(a) of the Disclosure Letter lists the address of all material items of real property either owned by the Company or its Subsidiaries (the “Owned Real Property”) or leased by the Company or its Subsidiaries (the “Leased Real Property”), in each case as of the date hereof. The Company or one of its Subsidiaries has good title to the Owned Real Property listed on Schedule 2.12(a) and a valid leasehold interest in the Leased Real Property listed on Schedule 2.12(a), in each case free and clear of all Liens except for Permitted Liens.

(b)           The Owned Real Property and the Leased Real Property, together with easements appurtenant thereto, include all of the material real property necessary for the conduct of the business of the Company and its Subsidiaries, as conducted on the date hereof.

(c)           Schedule 2.12(c) of the Disclosure Letter contains a complete and correct list of all real property leases relating to the Leased Real Property to which the Company or any of its Subsidiaries is a party or is bound (the “Leases”). The Company has made available to Parent correct and complete copies of the Leases. Each of the Leases (including any option to purchase contained therein) is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no default or event of default (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries under any Leases, except for such failures to be in full force and effect and defaults as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.13         Intellectual Property.

(a)           Schedule 2.13(a) of the Disclosure Letter lists all material trademarks, trade names, service marks, copyrights and patents that, as of the date hereof, are registered or subject to an application for registration (collectively, “Intellectual Property”) that are owned by the Company or any of its Subsidiaries as of the date hereof and are necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted on the date hereof (“Owned Intellectual Property”). Except for infringements, claims, demands, proceedings and defects in rights that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect,

(i) to the Knowledge of the Company, the use of the Owned Intellectual Property by the Company and its Subsidiaries as currently used does not infringe on the Intellectual Property rights of any Person and (ii) there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of the Company, threatened that challenges the rights of the Company or any of its Subsidiaries in respect of, any Owned Intellectual Property.

(b)           Schedule 2.13(b) of the Disclosure Letter lists, as of the date hereof, all material written licenses to Intellectual Property (other than licenses for “off-the-shelf” software) to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary permits any Person to use any of the Owned Intellectual Property owned by the Company or such Subsidiary, or (ii) any Person permits the Company or such Subsidiary to use any Intellectual Property not owned by the Company or such Subsidiary that are necessary for the conduct of the business of the Company or any of its Subsidiaries as conducted on the date hereof (collectively, the “Licenses”). The Company has made available to Parent copies of all of the Licenses. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company or Subsidiary thereof party thereto and, to the Knowledge of the Company, as to each other party thereto, except for such defaults and failures to be so in full force and effect as, individually or in the aggregate, would not have a Material Adverse Effect.

2.14         Contracts. Schedule 2.14 of the Disclosure Letter lists, as of the date hereof, all Listed Contracts. The term “Listed Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound as of the date hereof (other than organizational documents of any of the Subsidiaries, agreements related to employee benefits, agreements related to labor matters, real property leases and agreements related to intellectual property, the last four of which are provided for solely in Sections 2.10, 2.11, 2.12 and 2.13, respectively):

(a)           each Contract filed as an exhibit to the SEC Filings pursuant to Item 601(b)(10) of Regulation S-K;

(b)           any Contract relating to Indebtedness of the Company or any of its Subsidiaries with a principal amount of Indebtedness outstanding under such Contract in excess of $1,000,000;

(c)           any joint venture, limited partnership, limited liability company or other similar Contract relating to the formation, operation, management or control of any material partnership or joint venture;

(d)           any agreement containing a non-competition provision materially limiting the ability of the Company and its Subsidiaries, taken as a whole, to compete in any line of business or geographical area;

(e)           stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by the Company or its Subsidiaries of material assets and properties (other than in the ordinary course of business) or any capital stock or other equity interest of the Company or its Subsidiaries, in each case which was entered into by the Company or its Subsidiaries after December 31, 2004;

(f)            stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries;

(g)           any Contract pursuant to which the Company or any of its Subsidiaries purchased in 2006 or reasonably expects to purchase in 2007 products for resale to the customers of the Company and its Subsidiaries (“Supply Contracts”) representing greater than 2% of the aggregate actual or reasonably anticipated cost to the Company and its Subsidiaries of all products purchased or reasonably expected to be purchased for resale during such period;

(h)           any Contract providing for the sale of products or services by the Company or any of its Subsidiaries (“Customer Contracts”) pursuant to which the Company or any of its Subsidiaries sold in 2006 or reasonably expects to sell in 2007 products or services representing greater than 2% of the actual or reasonably anticipated aggregate revenue of the Company and its Subsidiaries with respect to all products or services sold or reasonably expected to be sold during such period; and

(i)            any other Contract (except for Supply Contracts and Customer Contracts), entered into other than in the ordinary course of business pursuant to which the Company and its Subsidiaries made or received payments in excess of $1,000,000 during 2006 or reasonably expect to make or receive payments in excess of such amount during 2007.

The Company has made available to Parent copies of all of the Listed Contracts. Each Listed Contract is a valid and binding agreement of the Company or one of its Subsidiaries (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and to general equity principles) and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any

other Person, is in default under any Listed Contract, except for such failures to be in full force and effect and defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15        Insurance. Schedule 2.15 of the Disclosure Letter lists all of the material policies of insurance currently maintained by or for the benefit of the Company or its Subsidiaries.

2.16        Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)           to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

(b)           to the Knowledge of the Company, the Company and its Subsidiaries have obtained, and are in compliance with, all permits and authorizations required under applicable Environmental Laws;

(c)           neither the Company nor any of its Subsidiaries has received from any Governmental Entity any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws, other than matters that have been resolved or that are no longer outstanding;

(d)           no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which the Company or any of its Subsidiaries is named as a party; and

(e)           neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has any continuing obligations with respect to the remediation of any condition resulting from the release or threatened release of Hazardous Substances.

To the Knowledge of the Company, the Company has provided to Parent and MergerCo copies of all material environmental reports, audits, assessments, and investigations related to the present facilities, properties or operations of the Company and its Subsidiaries, to the extent the foregoing (i) were prepared on or after January 1, 2004, (ii) are in the possession, custody, or control of the Company or any of its Subsidiaries and (iii) are not subject to attorney-client or similar privilege. Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters relating to Environmental Laws and Hazardous Substances shall be governed exclusively by Section 2.5 and this Section 2.16.

2.17         Affiliate Transactions. Except as set forth in Schedule 2.17 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement with any Affiliate (other than the Company or its Subsidiaries) or any shareholder of the Company. As of the Closing Date, all agreements set forth in Schedule 2.17 of the Disclosure Letter will have been terminated, except as otherwise described on such Schedule.

2.18         Brokers. Other than with respect to Persons whose fees and expenses will be paid pursuant to Section 1.3(c)(ii), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent, MergerCo or the Surviving Corporation for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGERCO

Parent and MergerCo, jointly and severally, represent and warrant to the Company as follows:

3.1           Company Status. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. MergerCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware.

3.2           Authorization, etc. Each of Parent and MergerCo has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent and MergerCo of this Agreement have been duly authorized by the board of managers and board of directors, respectively, of Parent and MergerCo and by Parent as sole stockholder of MergerCo, which constitutes all requisite organizational authorization on the part of each Parent and MergerCo for such action. This Agreement has been duly executed and delivered by each of Parent and MergerCo and constitutes the valid and binding obligation of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3           No Conflicts; Consents.

(a)           Conflicts. The execution and delivery of this Agreement by each of Parent and MergerCo and the performance of its obligations hereunder (i) do not conflict with the organizational documents of Parent or MergerCo, (ii) subject to obtaining the Consents referred to in Section 3.3(b), do not conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, any Contract to which Parent or MergerCo is a party or by which any of them or their respective properties or assets are bound or result in the creation or imposition of any Liens, or (iii) violate any Law applicable to Parent or MergerCo or any of Parent’s Affiliates, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or MergerCo to perform its obligations hereunder.

(b)           Consents. Except as required under the HSR Act and applicable Non-U.S. Antitrust Laws or as set forth in Schedule 3.3(b) of the Disclosure Letter, no Consent of any Governmental Entity is required to be obtained by Parent or MergerCo in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or MergerCo to perform its obligations hereunder.

3.4           Litigation. There is no judicial or administrative action, claim, suit, proceeding or investigation pending or, to the knowledge of Parent or MergerCo, threatened against Parent or MergerCo, in each case before any Governmental Entity, that questions the validity of this Agreement or any action taken or to be taken by Parent or MergerCo in connection herewith.

3.5           Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., and Madison Dearborn Capital Partners V Executive-A, L.P. (collectively, the “Equity Funds”) to provide equity financing in an aggregate amount of $1.425 billion to fund a portion of the amounts to be paid by MergerCo pursuant to Section 1.3(c) (the “Equity Commitment Letter”), which Equity Commitment Letter names the Company as a third party beneficiary thereof, and (b) executed commitment letters (the “Debt Commitment Letters”) from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (the “Debt Financing Sources”) to provide Parent and MergerCo with (i) $1.665 billion in senior secured debt financing (the “Senior Secured Financing”) and (ii) $1.145 billion in bridge financing (the “Bridge Financing”, and together with the Senior Secured Financing and any high yield debt financing used to fund the acquisition in lieu of the Bridge Financing (the “High Yield Financing”) being collectively referred to as the “Debt Financing”, and together with the equity financing referred to in clause (a)

being collectively referred to as the “Financing”). Subject to its terms and conditions, the Financing, when funded in accordance with the Equity Commitment Letter and the Debt Commitment Letters, will provide Parent and MergerCo with financing sufficient to pay the amounts to be paid by MergerCo pursuant to Section 1.3(c) and all of Parent and MergerCo’s fees and expenses associated with the transactions contemplated by this Agreement and the Financing. Each of the Equity Commitment Letter and the Debt Commitment Letters, in the form so delivered, is valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or MergerCo under any term or condition of the Equity Commitment Letter or the Debt Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as specifically set forth in the Equity Commitment Letter and the Debt Commitment Letters. Parent and MergerCo have no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis. Parent and MergerCo have fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the date hereof. Assuming no default by the Debt Financing Sources in respect of the Debt Financing, Parent and MergerCo shall have at the Closing proceeds in connection with the Financing in an amount sufficient to pay the amounts to be paid by MergerCo pursuant to Section 1.3(c) and all of Parent and MergerCo’s fees and expenses associated with the transactions contemplated in this Agreement and the Financing.

3.6           Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of the Equity Funds (the “Guarantors”) in the form attached as Exhibit A to this Agreement (the “Guarantee”). The Guarantee is valid, binding and in full force and effect, and no event has occurred that would reasonably be expected to result in a breach of, or a default under, the Guarantee on the part of the Guarantors.

3.7           Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Parent or MergerCo in such manner as to give rise to any valid claim against Parent, MergerCo or the Company for any brokerage or finder’s commission, fee or similar compensation, except for JPMorgan Securities whose fees in respect hereof shall be paid by Parent.

3.8           Formation of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Closing Date, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of or in connection with the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.9           No Knowledge of Misrepresentations or Omissions. Parent and MergerCo have no knowledge that any of the representations and warranties of the Company in this Agreement are not true and correct in all material respects, and Parent and MergerCo have no knowledge of any material errors in, or material omissions from, the Disclosure Letter.

3.10         Certain Acquisitions. Since April 1, 2007, none of Parent, MergerCo, Madison Dearborn Partners, LLC or any of their respective Affiliates has acquired any additional business (x) engaged in the manufacture, distribution, and sale of chemical products for use in the industrial or research and development fields and, as a result of such acquisition, become a Merck Competitor or (y) engaged in the manufacture and sale of chemical products for use in the industrial or research and development fields and, as a result of such acquisition, become a Prohibited Merck Competitor.

ARTICLE IV

COVENANTS

4.1           Conduct of the Company and its Subsidiaries. Except as set forth in Schedule 4.1 of the Disclosure Letter, as contemplated hereby or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course, in substantially the same manner in which such business is conducted as of the date hereof, and to the extent consistent with such business shall use its reasonable best efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Schedule 4.1 of the Disclosure Letter, as contemplated hereby or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), from the date hereof to the Effective Time:

(a)           the Company shall not amend its certificate of incorporation or by-laws or take, agree to take or authorize any action to wind up its affairs or dissolve;

(b)           none of the Company or its Subsidiaries shall amend any Company Benefit Plan in any material respect or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan, nor shall the Company or its Subsidiaries enter into any retention, loan, severance or other similar types of agreements with, or take any action to increase the compensation of, its employees or officers, other than in the ordinary course of business in a manner consistent with past practice (including ordinary renewals of health and welfare benefit plans) or to the extent required under any Company Benefit Plan, collective bargaining agreement, labor agreement, works council agreement or other contractual arrangement or by applicable Law;

(c)           none of the Company or its Subsidiaries shall (i) redeem or repurchase, directly or indirectly, any shares of the capital stock of the Company or its Subsidiaries (other than pursuant to the terms of awards under the Stock Plan), (ii) reclassify, combine, split, subdivide or amend the terms of any of its capital stock, (iii) declare or pay any dividends or distributions, with respect to any shares of its capital stock (other than dividends paid by the Company’s wholly-owned Subsidiaries to the Company or its wholly-owned Subsidiaries) or (iv) enter into any agreement with respect to the voting of its capital stock;

(d)           none of the Company or its Subsidiaries shall issue, sell, pledge, transfer or encumber any equity securities of the Company or its Subsidiaries, securities convertible into equity securities of any of the Company or its Subsidiaries or warrants, options or other rights to acquire any such securities (other than pursuant to the exercise of Company Options or the conversion of RSUs and DSUs outstanding on the date hereof in accordance with the terms of such instruments and the terms of the Stock Plan);

(e)           none of the Company or its Subsidiaries shall sell, assign, transfer, abandon or allow to lapse, pledge or encumber, or grant any Lien, other than a Permitted Lien, on any of its material assets and properties, except in the ordinary course of business in a manner consistent with past practice;

(f)            the Company and its Subsidiaries shall not make any material change to its accounting procedures or practices, except as required by GAAP or applicable Law;

(g)           none of the Company or its Subsidiaries shall cancel without reasonable consideration any material debts owing to or held by any of the Company or its Subsidiaries, except for debts cancelled in the ordinary course of business in a manner consistent with past practice in connection with collection of accounts receivable and settlement of claims against any of the Company or its Subsidiaries;

(h)           none of the Company or its Subsidiaries shall make any material loan or advance to, or any investment in, any other Person, other than loans, advances or investments to or in any Subsidiary or in the ordinary course of business consistent with past practice;

(i)            none of the Company or its Subsidiaries shall, other than in the ordinary course of business in a manner consistent with past practice (i) enter into, terminate (other than as a result of the expiration of such Contract’s term), amend or modify any Listed Contract or Contract that would be a Listed Contract had such Contract been in effect on the date hereof or (ii) settle or compromise any material actions, suits, investigations, arbitrations or proceedings or enter into any consent, injunction or similar restraint or equitable relief in settlement of any material actions, suits, investigations, arbitrations or proceedings;

(j)            none of the Company or its Subsidiaries shall, (i) incur any Indebtedness (other than pursuant to the terms of the Credit Agreement as in effect on the date hereof in the ordinary course of business) or vary the material terms of any existing debt securities, (ii) issue or sell any debt securities, or (iii) take any steps to mortgage or pledge to secure any material obligation, or subject to any material Lien, any of their material properties other than pursuant to the terms of the Credit Agreement as in effect on the date hereof;

(k)           none of the Company or its Subsidiaries shall transfer, assign, repay, discharge, satisfy or otherwise reduce in any respect any of the Designated Intercompany Loans (including by entering into offsetting loan transactions that would have the effect of the same);

(l)            none of the Company or its Subsidiaries shall acquire (other than purchases of inventory or equipment in the ordinary course of business consistent with past practice) any material business;

(m)          none of the Company or its Subsidiaries shall make any capital expenditures in excess of $25 million in the aggregate;

(n)           none of the Company or its Subsidiaries shall make any Tax election inconsistent with most recent practice, change any existing Tax election or annual accounting period, change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries in excess of the amount reserved therefor in the Financial Statements, or surrender any right to claim a refund of Taxes, except where such election, change, amendment, agreement, settlement, surrender, consent, or other action would not have a Material Adverse Effect; and

(o)           none of the Company or its Subsidiaries shall enter into any agreement or otherwise make a commitment to do any of the foregoing.

4.2           Satisfaction of Closing Conditions; Filings.

(a)           Subject to the terms and conditions of this Agreement, each of Parent, MergerCo and the Company shall use its reasonable best efforts to cause the Closing to occur, including, without limitation, (i) taking such actions as are contemplated by Section 4.2(b) and (ii) defending against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity and that is not yet final and non-appealable to be vacated or reversed; provided that none of the parties hereto or their respective Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person except, in the case of Parent, as provided in Sections 4.2(b), 4.2(c) and 4.2(e). Immediately after the entry into this Agreement by the parties hereto, the Company shall obtain the Requisite Consent of Stockholders to approve and adopt this Agreement. Prior to the Effective Time, none of Parent, MergerCo, Madison Dearborn Partners, LLC or any of their respective Affiliates shall acquire any additional business engaged in the manufacture, distribution, and sale of chemical products for use in the industrial or research and development fields and, as a result of such acquisition, become a Merck Competitor.

(b)           Each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act and any Non-U.S. Antitrust Laws in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”), the European Commission or any other Governmental Entity, (iii) cooperate with the other parties hereto in connection with any filing under the HSR Act and any Non-U.S. Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division, the European Commission or any other Governmental Entity, (iv) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date; and (v) take any other action reasonably necessary to obtain the consents, approvals and authorizations required for the consummation of the transactions contemplated by this Agreement at the earliest possible date; provided that in the case of a joint filing, Parent shall be responsible for the preparation and, with the prior written consent of the Company or its Subsidiaries, which consent shall not be unreasonably withheld or delayed, the making of such filing.

(c)           For purposes of this Section 4.2, without limiting the foregoing, required actions by Parent shall include acceptance by Parent of any and all divestitures of any Subsidiary or assets of the Parent or its Affiliates or the Company or its Subsidiaries or acceptance of an agreement to hold any assets of Parent or its Affiliates or the Company or its Subsidiaries separate in any action, suit or proceeding, whether judicial or administrative and whether required by the FTC, the Antitrust Division, the European Commission or any other applicable Governmental Entity in connection with the transactions contemplated by this Agreement.

(d)           Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division, the European Commission or any other Governmental Entity regarding any of the transactions contemplated by this Agreement.

(e)           The filing fee under the HSR Act and any fee or payment to a Governmental Entity under any Non-U.S. Antitrust Laws shall be borne by Parent.

4.3           Access and Information.

(a)           Prior to the Closing, and subject to the restrictions set forth in the Confidentiality Agreement dated March 5, 2007, between Madison Dearborn Partners, LLC and the Company (the “Confidentiality Agreement”), the Company and each of its Subsidiaries shall permit Parent and its Debt Financing Sources and their respective representatives after the date of execution of this Agreement to have reasonable access at reasonable times as coordinated by Goldman to the properties, books, records and management employees, of the Company and its Subsidiaries, other than any personnel information protected by applicable privacy Laws, and shall furnish such information and documents in its possession relating to the Company and its Subsidiaries as Parent may reasonably request, provided that such access does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or any of their Affiliates. All information provided or obtained pursuant to the foregoing shall be held by Parent, and Parent shall cause its representatives to hold such information, in accordance with and subject to the terms of the Confidentiality Agreement.

(b)           Following the Closing, Parent, the Surviving Corporation and each of its Subsidiaries will afford promptly to the former holders of Company Stock and their agents reasonable access to the properties, books, records, employees and auditors of the Surviving Corporation and its Subsidiaries to the extent necessary to permit such holders to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by such holders is at their own expense and does not unreasonably interfere with the conduct of the business of the Surviving Corporation or Parent.

4.4           Contact with Customers, Suppliers, etc. From the date of execution of this Agreement, Parent and MergerCo (and all of the agents and Affiliates thereof (other than portfolio companies of such Affiliates in the ordinary course of their businesses) and any employees, directors and officers thereof) shall contact and communicate with the employees, consultants, customers, suppliers or other Persons having a business relationship with the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the president, chief executive officer, chief financial officer or general counsel of the Company, which consent shall not be unreasonably withheld or delayed and may be conditioned upon an officer of the Company being present at any such meeting or conference.

4.5           Publicity. Except as required by applicable Law, Parent and MergerCo shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Company, and the Company shall not, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of Parent. The Company and Parent shall consult with each other prior to issuing, or, in the case of Parent, permitting MergerCo to issue, any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

4.6           Employee Matters. From and after the Closing Date, employees of the Company and its Subsidiaries on the Closing Date (the “Employees”) shall continue their employment with the Surviving Corporation and its Subsidiaries. During the period commencing on the Closing Date and ending on December 31, 2008, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide (i) each Employee with wages or salaries, and bonus opportunities and severance, as applicable, that are at least equal to the wages or salaries, and bonus opportunities and severance, as applicable, of such Employee in effect immediately prior to the Effective Time and (ii) each Employee and former Employee with benefits (other than equity incentive benefits), in the aggregate, substantially comparable to those in effect immediately prior to the Effective Time. From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect to each Employee, former Employee or director of the Company or any of its Subsidiaries under the terms of each Company Benefit Plan and each agreement or other written arrangement between the Company or any such Subsidiary and any such Employee, former Employee or director, in each case, as in effect immediately prior to the Effective Time for purposes of eligibility and vesting. Parent shall use reasonable commercial efforts to cause each Plan (including, but not limited to each severance plan or arrangement) maintained or contributed to by Parent or any of its Subsidiaries and in which an Employee participates or will participate to provide credit for any employee co-insurance or similar amounts and to recognize all service of such Employee with the Company or any of its Subsidiaries for purposes of eligibility and vesting and, if applicable, to waive any exclusions for preexisting conditions. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the Parent’s or the Company’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

4.7           Transfer Taxes. Parent shall be liable for all transfer, stamp, real estate gains and other similar Taxes arising from the transactions contemplated by this Agreement. Parent shall file all Tax Returns relating to such Taxes.

4.8           Indemnification of Directors and Officers.

(a)           From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, to the fullest extent permitted under applicable Law and their respective organizational documents as in effect on the date hereof, to maintain their existing indemnification provisions with respect to, and indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any and all costs or expenses (including travel expenses and reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in defense or settlement or otherwise in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date for a period of six years after the Closing Date; provided that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Parent shall, or shall cause the Surviving Corporation to, advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a court of competent jurisdiction in a final non-appealable order or decree that such Indemnified Party is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnified Parties shall promptly notify Parent and the Surviving Corporation thereof, (ii) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be subject to the consent of Parent and the Surviving Corporation (which consent shall not be unreasonably withheld), (iii) none of Parent and the Surviving Corporation shall be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (x) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (y) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) none of Parent and the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). None of Parent and the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if it shall be determined by a court of competent jurisdiction in a final non-appealable order or decree that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)           Parent shall, or shall cause the Surviving Corporation to, at or prior to the Effective Time, obtain “tail” or “runoff” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance, in an amount and scope at least as favorable as the Company’s existing policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier.

(c)           If Parent or the Surviving Corporation or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 4.8.

4.9           Financing.

(a)           Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent, MergerCo or any of its Affiliates in such definitive agreements that are within their or such Affiliates’ control and (iii) consummate the Financing contemplated by the Debt Commitment Letters at Closing. Parent shall obtain the Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing (other than those conditions that by their nature cannot be satisfied until the Closing) set forth in Sections 5.1 and 5.2 and the consummation of the Debt Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to arrange to obtain alternative financing on terms not materially more adverse to the Company than those set forth in the Debt Commitment Letters (“Alternative Financing”), including from alternative sources, as promptly as practicable following the occurrence of such event. In the event that

(x) Parent is seeking to obtain High Yield Financing and (y) any such financing has not been obtained by the final day of the Marketing Period, Parent shall use the proceeds of the Bridge Financing to replace any such affected portion of the High Yield Financing. Parent shall give the Company prompt notice of any breach by any party of the Debt Commitment Letters or any termination of the Debt Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision of or remedy under, the Debt Commitment Letters without the prior written consent of the Company. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision of or remedy under, the Equity Commitment Letter.

(b)           The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective accountants, legal counsel, agents, advisors, Affiliates and other representatives to provide, all cooperation in connection with the arrangement of the Debt Financing and the repayment, redemption and/or discharge of all Indebtedness included in the Closing Debt Repayment Amount as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing business of the Company or its Subsidiaries or any of their Affiliates, cause the breach of any agreement to which the Company or its Subsidiaries or any of their Affiliates is a party or involve any binding commitment that imposes obligations prior to the Closing by the Company or its Subsidiaries or any of their Affiliates), including providing the Debt Financing Information to Parent and its financing sources as promptly as reasonably practicable after the date hereof. In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee that is not reimbursed by Parent or incur any liability that is not contingent upon the Closing in connection with the Debt Financing prior to the Closing, and no pre-Closing director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the pre-Closing directors. Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or any of their Affiliates in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries, and their respective Affiliates and each of their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

4.10         Resignations. The Company shall use reasonable best efforts to obtain the written resignations of each director of the Company and its Subsidiaries that is reasonably requested by Parent, effective as of the Effective Time.

4.11         Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 7.1, none of the Company or any of its Subsidiaries shall take or permit any other Person on its behalf to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Parent and its representatives) concerning any purchase of all or substantially all of the shares of Company Stock, any merger involving the Company and/or any of its Subsidiaries, any sale of all or substantially all of the assets of the Company or any of its Subsidiaries, or any similar transaction involving the Company and its Subsidiaries.

4.12         Financial Statements and Other Information. From the date hereof, to and including the Closing Date, the Company shall deliver monthly financial statements and operating reports to Parent, in the same form and at the same times that such information and reports have been prepared for the holders of Company Stock and/or their representatives prior to the date of this Agreement.

4.13         Affidavit. At the Closing, the Company shall deliver to Parent an affidavit, made under penalties of perjury, dated not more than 30 days prior to the Closing Date, stating that shares of Company Stock, Company Options, RSUs and DSUs do not constitute U.S. real property interests within the meaning of Section 897(c) of the Code. Such affidavit shall meet the requirements of Treasury Regulation Section 1.897-2(h).

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to the Obligations of the Company, Parent and MergerCo. The obligations of the Company, Parent and MergerCo to effect the Merger shall be subject to the fulfillment or waiver by Parent, MergerCo and the Company, on or prior to the Closing Date, of each of the following conditions:

(a)           (i) Any applicable waiting period under the HSR Act relating to the Merger, including any extension thereof, shall have been terminated or expired, (ii) the European Commission shall have taken a decision under Article 6(1)(b) of the EC Merger Regulation declaring the Merger compatible with the common market (or shall have been deemed to declare the Merger compatible with the common market pursuant to Article 10(6) of the EC Merger Regulation) and (iii) the other consents and approvals from Governmental Entities with respect to the transactions contemplated by this Agreement set forth on Schedule 5.1(a)(iii) of the Disclosure Letter shall have been obtained.

(b)           There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

5.2           Conditions to the Obligation of Parent and MergerCo. The obligation of Parent and MergerCo to effect the Merger shall be subject to the fulfillment or waiver by Parent on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties of the Company contained in Article II shall be true and correct in all respects, if qualified by materiality or Material Adverse Effect, and shall be true and correct in all material respects, if not qualified by materiality or Material Adverse Effect, when made and at and as of the Closing with the same effect as though made at and as of the Closing, except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date. The Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

(b)           The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a senior executive officer of the Company, as to the fulfillment of the conditions set forth in Section 5.2(a).

(c)            Since the date of this Agreement, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

5.3           Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of each of the following conditions:

(a)           The representations and warranties of Parent and MergerCo contained in Article III shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, when made and as of the Closing Date, with the same effect as though made at and as of the Closing, except that those representations and warranties that are made as of a specific date shall be true and correct only as of such date.

(b)           Parent shall be ready to provide to the Company the funds required to effect, or to permit the Surviving Corporation to effect, the payments contemplated by Section 1.3(c), and the payments and other actions contemplated by Section 1.3(c)(i) shall be ready to be made or performed. Parent and MergerCo shall have duly performed and complied in all material respects with all other agreements contained herein required to be performed or complied with by them at or before the Closing.

(c)           Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a senior executive officer of Parent, as to the fulfillment of the conditions set forth in Sections 5.3(a) and 5.3(b).

ARTICLE VI

NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1           No Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and MergerCo contained in this Agreement, or in any certificate delivered in connection with this Agreement (other than the covenants contained in Article I, Sections 4.3(b), 4.6, 4.7 and 4.8 and Article IX of this Agreement) shall not survive the Closing, and any and all breaches of such representations and warranties and covenants shall be deemed waived as of the Closing.

ARTICLE VII

TERMINATION

7.1           Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the written agreement of Parent and the Company;

(b)           By either the Company, on the one hand, or Parent (on behalf of itself and MergerCo), on the other hand, by written notice to the other party after 5:00 p.m. New York City time on November 30, 2007 (the “Termination Date”), if the Merger shall not have been effected pursuant hereto, unless such date is extended by the mutual written consent of the Company and Parent, provided that such termination right shall not be available to (i) a party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to such date (including any circumstance in which the Company would have the right to terminate this Agreement under Section 7.1(d)) or (ii) Parent (on behalf of itself and MergerCo) under any circumstance in which the Company would within six Business Days have the right to terminate this Agreement under Section 7.1(d);

(c)           By either Parent (on behalf of itself and MergerCo), on the one hand, or the Company, on the other hand, by written notice to the other party (which, in the case of the Parent, shall include MergerCo) if:

(i)            the other party has (and the terminating party shall not have) failed to perform and comply, in all material respects, with all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 30 days following written notice of such failure; or

(ii)           any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing; and

(d)           By the Company, by written notice to Parent, if Parent or MergerCo has failed to obtain the proceeds of the Financing necessary to pay the amounts to be paid by MergerCo pursuant to Section 1.3(c) and consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement within five Business Days after the first date after the end of the Marketing Period upon which all conditions set forth in Sections 5.1 and 5.2 have been satisfied (or are capable of satisfaction by action taken at the Closing) or waived.

7.2           Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as provided in Section 4.5, this Section 7.2, Article IX, the Confidentiality Agreement and the Guarantee; provided that nothing in this Section 7.2 shall be deemed to release the Company from any liability for losses or damages resulting from the willful breach by the Company of the terms and provisions of this Agreement; provided further that if this Agreement is terminated by the Company pursuant to Section 7.1(d), then Parent shall pay to the Company an aggregate amount equal to $100 million (the “Termination Fee”) as promptly as practicable (and, in any event, within two Business Days following such termination) by wire transfer of immediately available funds. The parties acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect their right to specific performance under Section 9.15. Subject to the preceding sentence, in no event shall Parent, MergerCo or the Guarantors be liable for any monetary damages with respect to this Agreement other than the payment of the Termination Fee pursuant to this Section 7.2 and Parent’s payment obligations under the third and fourth sentences of Section 4.9(b). Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, without which agreements the parties would not enter into this Agreement and that none of the fees contemplated is a penalty. If the transactions contemplated by this Agreement are terminated as provided herein, all documents, confidential information and other materials received by Parent with respect to the Company and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

8.1           Definition of Certain Terms; Interpretation. The terms defined in this Article VIII, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated and the words “hereof” and “hereunder” will be deemed to refer to this Agreement as a whole and not to any particular provision. The words “includes” and “including” will be deemed to be followed by the words “without limitation” whenever used. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Agreement” means this Agreement and Plan of Merger, including the Exhibits and Schedules hereto.

“Alternative Financing” has the meaning set forth in Section 4.9(a).

“Antitrust Division” has the meaning set forth in Section 4.2(b).

“Banc of America” means Banc of America Securities LLC.

“Bridge Financing” has the meaning set forth in Section 3.5.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“CDRV Acquisition” means CDRV Acquisition Corporation.

“CDRV Holdings” means CDRV Holdings, Inc.

“CDRV Investment” means CDRV Investment Holdings Corporation.

“Certificate” means a certificate representing shares of Company Stock.

“Certificate of Merger” has the meaning set forth in Section 1.3(b).

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Debt Repayment Amount” means all outstanding principal, interest and all other amounts due and payable at the Effective Time (including all accrued and unpaid interest and any prepayment fees or penalties) under, and to satisfy and discharge the obligations of the Company, CDRV Investment, CDRV Holdings, VWR and any other applicable Subsidiary of the Company in respect of, the Credit Agreement, the Senior Floating Rate Notes, the Senior Discount Notes, the Senior Notes, the Senior Subordinated Notes and the other Indebtedness identified in Schedule 8.1(a) of the Disclosure Letter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 2.10(a).

“Company Employment Agreements” has the meaning set forth in Section 2.10(a).

“Company Options” means all outstanding options to purchase Company Stock under the Stock Plan.

“Company Stock” means the common stock of the Company, par value $0.01 per share.

“Confidentiality Agreement” has the meaning set forth in Section 4.3(a).

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of or with any Person.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement.

“Credit Agreement” means the Credit Agreement, dated as of April 7, 2004, as amended, restated or supplemented from time to time, among Deutsche Bank AG New York Branch, as administrative agent, Citicorp North America, Inc., as syndication agent, Bank of America, N.A., BNP Paribas, and Barclays Bank Plc, as documentation agents, the lenders from time to time party thereto, VWR (as successor in interest to CDRV Acquisition), as borrower, any other borrowers party thereto from time to time and the other credit parties signatory thereto.

“Customer Contracts” has the meaning set forth in Section 2.14(h).

“Debt Commitment Letters” has the meaning set forth in Section 3.5.

“Debt Financing” has the meaning set forth in Section 3.5.

“Debt Financing Information” means financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of securities contemplated by the Debt Commitment Letters at the time during the fiscal year of the Company that such offering will be made.

“Debt Financing Sources” has the meaning set forth in Section 3.5.

“Delaware Secretary of State” has the meaning set forth in Section 1.3(b).

“Designated Intercompany Loans” has the meaning set forth in Section 2.4(d).

“DGCL” has the meaning set forth in Section 1.1.

“Disclosure Letter” has the meaning set forth in the first paragraph of Article II.

“Disposition Agreement” means the Agreement regarding Future Disposition of VWR Shares and Business, dated February 15, 2004, between Merck KGaA and Clayton, Dubilier & Rice Fund VI Limited Partnership.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Dissenting Stockholder” has the meaning set forth in Section 1.8(a).

“DSUs” has the meaning set forth in Section 1.5(b).

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004.

“Effective Time” has the meaning set forth in Section 1.3(b).

“Employee” has the meaning set forth in Section 4.6.

“Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each of the Company and each of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Law” means any federal, state, or local Law relating to (i) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of, or exposure to, Hazardous Substances, or (ii) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).

“Equity Commitment Letter” has the meaning set forth in Section 3.5.

“Equity Consideration” means (i) $2.196 billion, minus (ii) the amount to be paid pursuant to Section 1.3(c)(ii) in respect of the Transaction Expenses, plus (iii) if the Closing occurs after July 31, 2007, interest on the amount set forth in the foregoing clause (i) at a rate of six percent, compounded annually based on a 360 day year, for each day after July 31, 2007 through and including the Closing Date.

“Equity Funds” has the meaning set forth in Section 3.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which, together with the Company or its Subsidiaries (or their successors), is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means with respect to any Company Option, the amount required to be paid by the holder thereof to exercise such option.

“Financial Statements” has the meaning set forth in Section 2.4.

“Financing” has the meaning set forth in Section 3.5.

“FTC” has the meaning set forth in Section 4.2(b).

“Fully Diluted Number” means the sum of (i) number of shares of Company Stock outstanding at the Closing, (ii) the number of shares of Company Stock into which all Company Options outstanding at the Closing are exercisable or convertible in accordance with their terms and (iii) the number of RSUs and DSUs outstanding at the Closing.

“GAAP” means United States generally accepted accounting principles.

“Goldman” means Goldman, Sachs & Co.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

“Guarantee” has the meaning set forth in Section 3.6.

“Guarantors” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any material or substance that is:  (i) listed, classified or regulated as “hazardous”, “toxic” or as a pollutant or contaminant pursuant to any applicable Environmental Law, or (ii) any petroleum product or by-product, asbestos, noise, odor, radiation or polychlorinated biphenyls.

“High Yield Financing” has the meaning set forth in Section 3.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means without duplication, (i) any indebtedness for borrowed money and (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, in the case of the foregoing clauses (i) and (ii), whether incurred, assumed, secured or unsecured. Indebtedness shall not include capital leases or Intercompany Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 4.8(a).

“Intellectual Property” has the meaning set forth in Section 2.13(a).

“Intercompany Indebtedness” means all outstanding Indebtedness (ignoring, for this purpose only, the exclusion of Intercompany Indebtedness from the definition of Indebtedness in this Agreement) owed by the Company or one of its Subsidiaries to the Company or any of its other Subsidiaries.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the persons specified in Schedule 8.1(b) of the Disclosure Letter, obtained in the normal course of their respective duties as officers of the Company or any of its Subsidiaries.

“Law” means any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 2.12(a).

“Leases” has the meaning set forth in Section 2.12(c).

“Letter of Transmittal” has the meaning set forth in Section 1.9(a).

“Licenses” has the meaning set forth in Section 2.13(b).

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Listed Contracts” has the meaning set forth in Section 2.14.

“Marketing Period” means the first period of 30 consecutive calendar days after the date hereof throughout which (i) Parent shall have the Debt Financing Information from the Company and (ii) the conditions set forth in Section 5.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.2(a) or 5.2(c) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive calendar day period.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any event, change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been or will be a “Material Adverse Effect”:  (i) any announcement relating to the sale of the Company (including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with customers, distributors or suppliers), actions contemplated by this Agreement or the performance of obligations hereunder, (ii) the identity of Parent or any of its Affiliates as the acquiror of the Company, (iii) changes affecting the United States or European economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their business, (iv) any change in any applicable Laws or accounting standards or principles or interpretation thereof after the date hereof, (v) the availability or cost of financing to Parent or MergerCo and (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof, except, in the case of the foregoing clause (iii) only, to the extent such changes do not materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct their business.

“Merck Competitor” has the meaning given in the Disposition Agreement.

“Merger” has the meaning set forth in paragraph A of the preamble.

“MergerCo” has the meaning set forth in the preamble.

“MergerCo Common Stock” means the common stock, par value $0.01 per share, of MergerCo.

“Non-U.S. Antitrust Laws” means merger control, antitrust, competition or other similar Laws of jurisdictions other than the United States.

“Option Cancellation Payment” has the meaning set forth in Section 1.5(a).

“Owned Intellectual Property” has the meaning set forth in Section 2.13(a).

“Owned Real Property” has the meaning set forth in Section 2.12(a).

“Parent” has the meaning set forth in the preamble.

“Paying Agent” means a paying agent selected by the Company prior to the Effective Time.

“Per Share Merger Consideration” means in relation to each share of Company Stock, an amount (rounded to the nearest $0.01) equal to (i) (x) the Equity Consideration, plus (y) the aggregate Exercise Price of all outstanding Company Options in respect of which an Option Cancellation Payment is payable hereunder, divided by (ii) the Fully Diluted Number.

“Permits” has the meaning set forth in Section 2.9(b).

“Permitted Liens” means (i) Liens disclosed in the Financial Statements, including the notes thereto; (ii) Liens for taxes, assessments and similar charges that are not yet due or that are being contested in good faith; (iii) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property; (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or its Subsidiaries; (vi) Liens incurred in the ordinary course of business since December 31, 2006; and (vii) any other Liens that would not reasonably be expected to have, individually or in the aggregate, a (a) Material Adverse Effect or (b) material adverse effect on the ability of Parent or MergerCo to obtain the Debt Financing.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

“Plan” means each “employee benefit plan”, as such term is defined in section 3(3) of ERISA (whether or not subject to ERISA), and each bonus, incentive or deferred compensation, retirement, welfare, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other material employee or retiree benefit or compensation plan, program, arrangement, policy or understanding.

“Prohibited Merck Competitor” has the meaning given in the Disposition Agreement.

“Registration and Participation Agreement” means the Registration and Participation Agreement, dated as of April 7, 2004, among the Company, Clayton, Dubilier & Rice Fund VI Limited Partnership, Banc of America Capital Investors, L.P., SSB Capital Partners (Master Fund) L.L.P., CGI Private Equity L.P., LLC and the other stockholders of the Company who may become parties thereto from time to time in accordance with the terms thereof.

“Requisite Consent of Stockholders” means the written consent of holders of shares of Company Stock representing a majority of the voting power of the outstanding shares of Company Stock.

“RSUs” has the meaning set forth in Section 1.5(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 2.4.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Discount Notes” means the 9 5/8% senior discount notes, dated as of December 16, 2004, in aggregate principal amount at maturity not exceeding $481 million (after giving effect to any issuance of exchange notes), issued by CDRV Investment pursuant to an indenture, dated as of December 16, 2004, as amended, restated or supplemented from time to time, among CDRV Investment, the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as trustee.

“Senior Floating Rate Notes” means the senior floating rate notes, dated as of December 14, 2006, in the aggregate principal amount of $350 million, issued by the Company pursuant to an indenture, dated as of December 14, 2006, as amended, restated or supplemented from time to time, between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee.

“Senior Notes” means the 6 7/8% senior notes, dated as of April 7, 2004, in aggregate principal amount not exceeding $200 million (after giving effect to any exchange notes), issued by VWR (as successor in interest to CDRV Acquisition) pursuant to the indenture, dated as of April 7, 2004, as amended, restated or supplemented from time to time, among CDRV Acquisition, the guarantors from time to time parties thereto and Wells Fargo Bank, National Association, as trustee.

“Senior Secured Financing” has the meaning set forth in Section 3.5.

“Senior Subordinated Notes” means the 8% senior subordinated notes, dated as of April 7, 2004, in aggregate principal amount not exceeding $320 million (after giving effect to any issuance of exchange notes), issued by VWR (as successor in interest to CDRV Acquisition) pursuant to the indenture, dated as of April 7, 2004, as amended, restated or supplemented from time to time, among CDRV Acquisition, the guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as trustee.

“Stock Plan” means the CDRV Investors, Inc. Stock Incentive Plan as in the effect on the date hereof.

“Stock Subscription Agreements” means the (i) Stock Subscription Agreement, dated April 7, 2004, between the Company and Clayton, Dubilier & Rice Fund VI Limited Partnership, (ii) Stock Subscription Agreement, dated April 7, 2004, between the Company and Banc of America Capital Investors, L.P., (iii) Stock Subscription Agreement, dated April 7, 2004, between the Company and SSB Capital Partners (Master Fund) I, L.P. and (iv) Stock Subscription Agreement, dated April 7, 2004, between the Company and CGI Private Equity L.P., LLC.

“Subsidiary” means with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its Subsidiaries.

“Supply Contracts” has the meaning set forth in Section 2.14(g).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 1.4(d).

“Tax Return” means all returns and reports required to be supplied to a taxing authority relating to Taxes.

“Taxes” means all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, VAT and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.2.

“Transaction Expenses” means the fees and expenses of Goldman, Banc of America and Debevoise & Plimpton LLP incurred by the Company in connection with the Merger.

“VWR” means VWR International, Inc.

8.2           Disclosure Letter. The parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any of the Schedules in the Disclosure Letter under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty contained in this Agreement to the extent that it is reasonably apparent that such exception is applicable to such other representation and warranty. Certain information set forth in the Schedules to the Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company or Parent and MergerCo, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. The Schedules in the Disclosure Letter are qualified in their entirety by reference to specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or its Subsidiaries, except to the extent expressly provided in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1           Expenses. Except as set forth in Section 4.7 and as otherwise specifically provided for in this Agreement, the Company, on the one hand, and Parent and MergerCo, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected; provided that Parent shall be responsible for all filing fees in connection with (i) the filings required by the HSR Act and any Non-U.S. Antitrust Laws, (ii) any other filings with

Governmental Entities required to effect the Merger and (iii) any other authorizations, consents, approvals, filings or notifications required to effect the Merger.

9.2           Further Actions. Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.

9.3           Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II and III and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles. The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their undertakings and obligations under this Agreement.

9.4           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax or telegram, as follows:

(a)           if to the Company,

CDRV Investors, Inc.
1310 Goshen Parkway
PO Box 2656
West Chester, Pennsylvania, 19380
Fax:  (610) 701-9896
Telephone:  (610) 719-7072
Attention:  George Van Kula, Esq.

with a copy to:

Clayton, Dubilier & Rice Fund VI Limited Partnership
1403 Foulk Road, Suite 106
Wilmington, Delaware, 19803
Fax:  (212) 407-5200
Telephone:  (212) 407-5252
Attention:  Rick Schnall

and

Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th Floor
New York, New York 10152
Fax:  (212) 407-5200
Telephone:  (212) 407-5252
Attention:  Rick Schnall

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Fax:  (212) 909-6836
Telephone:  (212) 909-6000
Attention:  Franci J. Blassberg, Esq.

(b)           if to Parent or MergerCo,

Varietal Distribution Holdings, LLC
c/o Madison Dearborn Partners, LLC
Three First National Plaza, 38th Floor
Chicago, Illinois 60602
Fax:  (312) 895-1056
Telephone:  (312) 895-1000
Attention: General Counsel

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Fax:  (312) 861-2200
Telephone:  (312) 861-2000
Attention:  Sanford E. Perl, P.C.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax or telegram, on the next day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

9.5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.6           Assignment; Successors. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that each of Parent and MergerCo may assign all or any of its rights and obligations hereunder (i) to any Affiliate of Parent organized under the laws of any state of the United States, which Affiliate is controlled by the Equity Funds or a Person controlling the Equity Funds and (ii) to any lender in connection with the financing required to consummate the transactions contemplated by this Agreement, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, any Affiliate of the Company, and the successors and assigns permitted by this Section 9.6 any right, remedy or claim under or by reason of this Agreement, other than, following the Effective Time, (a) the rights of the former holders of Company Stock under Section 4.3(b) and the rights of former directors and officers of the Company and its Subsidiaries under Section 4.8, and (b) the right of (x) any former holder of Company Stock, RSUs or DSUs to receive the aggregate Per Share Merger Consideration, or (y) any holder of Company Options to receive the applicable Option Cancellation Payment, in each case in accordance with the terms of this Agreement.

9.7           Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.8           Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder), the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.9           Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

9.10         Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.11         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.12         Governing Law. EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE MANDATORILY APPLY, THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.13         Consent to Jurisdiction, etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of New York State sitting in the County of New York or any Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.14         Waiver of Punitive and Other Damages and Jury Trial.

(a)           THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, prior to the termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter and the Guarantee, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the first sentence of this Section 9.15, however, the parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or MergerCo or to enforce specifically the terms and provisions of this Agreement only to prevent breaches of or enforce compliance with those covenants of Parent or MergerCo that require Parent or MergerCo to (a) use its reasonable best efforts to obtain the Financing, including without limitation, the covenants set forth in Section 4.2 (Satisfaction of Closing Conditions; Filings) and Section 4.9 (Financing) and (b) assuming all the conditions set forth in Section 5.1 or 5.2 have been satisfied (or are capable of being satisfied by action taken at the Closing) or waived, pay the Equity Consideration as contemplated by Section 1.3(c) in order to consummate the transactions contemplated by this Agreement if, in the case of this clause (b), the financing provided for in the Debt Commitment Letters (or, if Alternative Financing is being used, pursuant to the Alternative Financing) is available to be drawn down by Parent pursuant to the applicable arrangements or commitments but is not so drawn down solely as a result of the Parent not doing so.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VARIETAL DISTRIBUTION HOLDINGS, LLC

By
Name:
Title:

VARIETAL DISTRIBUTION MERGER SUB, INC.

By
Name:
Title:

CDRV INVESTORS, INC.

By
Name:
Title:

Exhibit A

Form of Guarantee

A-1